Exhibit 5.1

                                December 14, 2001

Inter-Tel, Incorporated
1615 South 52nd Street
Tempe, Arizona 85281

RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 460,851 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling shareholders named in the Registration Statement. The Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As corporate counsel to the Company, I have examined the proceedings taken by you in connection with the sale of the Shares.

     It is my opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever it appears in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                        Very truly yours,


                                        /s/ Kristi Bonfiglio
                                        ----------------------------------------
                                        Kristi Bonfiglio
                                        Corporate Counsel